Exhibit 16.1

May 22, 2013

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington DC 20549-7561

Re:	Finishing Touches Home Goods Inc.
Commission File Number: 333-172440

Commissioners:

We have read Item 4.01 of Amendment No. 1 to the Form 8-K dated May 22, 2013 and are in agreement with the statements contained therein insofar as they relate to our dismissal and our audits of consolidated balance sheets of Endeavor IP, Inc. f/k/a/ Finishing Touch Home Goods, Inc., (the “Company”) as of October 31, 2012 and 2011 and the related statements of operations, stockholders’ deficit and cash flows for the fiscal years then ended.

/s/Li and Company, PC
Li and Company, PC